Exhibit 10.68

THIRD AMENDMENT TO
COMMON SECURITY AND ACCOUNT AGREEMENT

This Third Amendment, dated as of November 16, 2020 (the “Third Amendment”), amends the Amended and Restated Common Security and Account Agreement, dated as of May 22, 2018 (as amended by the First Amendment, dated as of November 28, 2018, the Second Amendment, dated as of August 30, 2019, and as further amended, amended and restated, modified or supplemented from time to time, the “Common Security and Account Agreement”), by and among Cheniere Corpus Christi Holdings, LLC (the “Company”), Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC (the “Guarantors” and, together with the Company, the “Securing Parties”), the Senior Creditor Group Representatives party thereto and that accede thereto from time to time, for the benefit of all Senior Creditors, Société Générale as Intercreditor Agent for the Facility Lenders and any Hedging Banks, Société Générale as Security Trustee, and Mizuho Bank, Ltd. as Account Bank. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Common Security and Account Agreement.

WHEREAS, pursuant to Section 4.5 (Deposits and Withdrawals), prior to the Project Completion Date, the Operating Account must be funded from the Construction Account and the Construction Account may be funded from the Equity Proceeds Account and the Loan Parties wish to enter into this Third Amendment in order to permit cash to move directly from the Equity Proceeds Account to the Operating Account;

WHEREAS, pursuant to Schedule A (Common Definitions and Rules of Interpretation – Interpretation), any Gas Hedging Instrument entered into by a Loan Party must meet certain criteria to be permitted under the Finance Documents and as Train Three is expected to achieve Substantial Completion in early 2021, to reflect the needs of the Project, the Loan Parties wish to enter into this Third Amendment in order to increase the maximum volumes permitted for Gas Hedging Instruments;

WHEREAS, the Loan Parties have requested revisions to certain other definitions in Schedule A (Common Definitions and Rules of Interpretation – Interpretation) to the Common Terms Agreement and the Loan Parties wish to enter into this Third Amendment in order revise such definitions in Schedule A (Common Definitions and Rules of Interpretation – Interpretation) to the Common Security and Account Agreement;

WHEREAS, pursuant to Section 12.14(a) (Amendments) of the Common Security and Account Agreement, the Security Trustee may execute this amendment with the consent of the Intercreditor Agent pursuant to Section 7.2(a)(i) (Modification Approval Levels – Modifications to this Agreement) thereof; and

WHEREAS, pursuant to the Intercreditor Agreement, the Requisite Intercreditor Parties have authorized the Intercreditor Agent to instruct the Security Trustee to amend the Common Security and Account Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

Section 1. Amendment to Common Security and Account Agreement. The Company, the Guarantors and the Security Trustee each agree that the Common Security and Account Agreement is hereby amended by:

(a)adding the words “or to the Operating Account in accordance with clause (e) (Operating Account)” at the end of clause (B) of Section 4.5(b)(i) (Equity Proceeds Account).

(b)adding the words “the Equity Proceeds Account and/or” to Section 4.5(e)(i) (Operating Account) immediately prior to the words “the Construction Account”.

(c) amending the following definitions in Section 1.3 (Definitions) of Schedule A (Common Definitions and Rules of Interpretation – Interpretation) by inserting the double-underlined text (example: double-underlined text) and deleting the stricken text (example: ~~stricken text~~) as set forth below:

“Permitted Hedging Instrument” means a Hedging Instrument entered into by a Loan Party in the ordinary course of business and that (i) is with a Hedging Bank, a Gas Hedge Provider, a Power Hedge Provider or any other party that is a counterparty to a Hedging Instrument, (ii) if secured, is of the type referred to in clause (a) or (b) of the definition of Hedging Instrument and (iii) is entered for non-speculative purposes and is on arm’s-length terms; provided that (a) if such Hedging Instrument is a Gas Hedging Instrument, ~~it is for a period not to exceed the three prompt month contracts (or in the case of Basis Swaps, thirty six months) and the aggregate quantum under all~~ Permitted Hedging Instruments are limited to the following: (1) Futures Contracts, Fixed-Floating Futures Swaps, NYMEX Natural Gas Futures Contracts and Swing Swaps ~~does not exceed 50 TBtu~~ for gas hedging purposes for up to a maximum of 72.5 TBtu of gas utilizing intra-month and up to three prompt month contracts, (2) Index Swaps ~~does not exceed 23.25 TBtus~~ for gas hedging purposes for up to a maximum of 34.9 TBtu per month of gas utilizing up to three prompt month contracts, and (3) Basis Swaps ~~does not exceed 23.25 TBtus~~ for gas hedging purposes for up to a maximum of 34.9 TBtu per month with a tenor up to 36 months, where the limitations in each of the categories described in sub-clauses (1), (2) and (3) are not aggregated, and (b) if such Hedging Instrument is a Power Hedging Instrument, the aggregate quantum under such Hedging Instrument does not exceed 3,650,000 megawatt hours and each such Hedging Instrument is for a period not to exceed sixty months where the first month is the month in which the power hedging contract is executed.

“Permitted Hedging Instrument” includes any “Permitted Senior Debt Hedging Instrument.”
“Power Hedging Instruments” means ~~electricity~~ financial commodity derivative transactions, including but not limited to swaps, options contracts, futures contracts, options on futures contracts, caps, floors, collars or any other similar arrangements, entered into by any Loan Party related to ~~movements in electricity~~ electrical power prices. For the avoidance of doubt, a transaction for physical electrical power and related products shall not constitute a Power Hedging Instrument.

“Subsequent Material Project Agreements” means any contract, agreement, letter agreement or other instrument (other than a Real Property Document) to which a Loan Party becomes a party after the Second Phase Closing Date that:
(a)replaces or substitutes for an existing Material Project Agreement;
(b)with respect to any Gas supply contract between any Loan Party and any Gas supplier or any Gas transportation contract between any Loan Party and any Qualified Transporter, (i) contains obligations and liabilities that are in excess of $20 million per year and (ii) is for a term that is greater than seven years;
(c)~~is a CCP Construction Contract~~ [reserved];
(d)except as provided in clause (b) ~~and (c)~~ above or clause (f) below, (i) contains obligations and liabilities that are in excess of $50 million over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than seven years; provided that the following shall not constitute Subsequent Material Project Agreements: (A) any construction contracts entered into following the Second Phase Closing Date, until such time as any Loan Party has entered into construction contracts following the Second Phase Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100 million, (B) any LNG SPAs that are not Qualifying LNG SPAs and any guarantee thereof, (C) prior to the incurrence of any PDE Senior Debt, any contract, agreements, letter agreement or other instrument containing obligations or liabilities of a Loan Party which is not effective by its terms unless and until PDE Senior Debt is incurred and (D) prior to the incurrence of any Expansion Senior Debt following the Second Phase Closing Date, any contract, agreement, letter agreement or other instrument containing obligations or liabilities which is not effective by its terms unless and until the Expansion Senior Debt is incurred; ~~or~~

(e)is a guarantee provided in favor of any Loan Party by a guarantor or a counterparty under a Subsequent Material Project Agreement; or
(f)is a physical electricity purchase contract, agreement, letter agreement or other instrument and the Intercreditor Agent has required designation thereof as a Subsequent Material Project Agreement in connection with any consent, waiver or approval provided by it for entry into such contract, agreement, letter agreement or other instrument pursuant to Section 12.30 (Electricity Purchase Agreements) of the Common Terms Agreement.

For the purposes of this definition (other than with respect to clause (f)), any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable. Subsequent Material Project Agreements that are executed in a form previously attached to a Material Project Agreement (or Subsequent Material Project Agreement approved by the Intercreditor Agent (acting at the direction of the Requisite Intercreditor Parties)) will not be subject to the prior Intercreditor Agent approval requirements set forth in Section 12.5 (Material Project Agreements) of the Common Terms Agreement; provided that, the notice requirements in Section 10.3(o) and 10.3(p) shall apply to such Subsequent Material Project Agreements.

Section 2. Effectiveness. This Third Amendment shall be effective upon (x) the receipt by the Intercreditor Agent of executed counterparts of this Third Amendment by the Company and each Guarantor and (y) the execution of this Third Amendment by the Intercreditor Agent.

Section 3. Finance Document. This Third Amendment constitutes a Finance Document as such term is defined in, and for purposes of, the Amended and Restated Common Terms Agreement, dated as of May 22, 2018, as amended by the First Amendment, dated as of November 28, 2018, the Second Amendment, dated as of August 30, 2019, the Third Amendment, dated as of November 8, 2019, the Fourth Amendment, dated as of November 26, 2019 and as further amended, amended and restated, modified or supplemented from time to time, by and among the Securing Parties, Société Générale as the Term Loan Facility Agent, The Bank of Nova Scotia as the Working Capital Facility Agent, each other Facility Agent on behalf of its respective Facility Lenders and Société Générale as the Intercreditor Agent.

Section 4. GOVERNING LAW. THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

Section 5. Headings. All headings in this Third Amendment are included only for convenience and ease of reference and shall not be considered in the construction and interpretation of any provision hereof.

Section 6. Binding Nature and Benefit. This Third Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted transfers and assigns.

Section 7. Counterparts. This Third Amendment may be executed, manually or electronically, in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Third Amendment by facsimile or in electronic document format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Third Amendment.

Section 8. No Modifications; No Other Matters. Except as expressly provided for herein, the terms and conditions of the Common Security and Account Agreement shall continue unchanged and shall remain in full force and effect. Each amendment granted herein shall apply solely to the matters set forth herein and such amendment shall not be deemed or construed as an amendment of any other matters, nor shall such amendment apply to any other matters.

Section 9. Electronic Execution of Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Third Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Third Amendment to the Common Security and Account Agreement to be duly executed and delivered as of the day and year first above written.

CHENIERE CORPUS CHRISTI
HOLDINGS, LLC, as the Company

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

CORPUS CHRISTI LIQUEFACTION,
LLC, as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

CHENIERE CORPUS CHRISTI
PIPELINE, L.P., as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

CORPUS CHRISTI PIPELINE GP, LLC,
as Guarantor

By:	/s/ Lisa C. Cohen
Name: Lisa Cohen
Title: Treasurer

SIGNATURE PAGE TO THIRD AMENDMENT TO CCH A&R COMMON SECURITY AND ACCOUNT AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Third Amendment to the Common Security and Account Agreement to be duly executed and delivered as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE,
as Security Trustee

By:	/s/ Ellen Turkel
Name: Ellen Turkel
Title: Director

SIGNATURE PAGE TO THIRD AMENDMENT TO CCH A&R COMMON SECURITY AND ACCOUNT AGREEMENT

IN WITNESS WHEREOF, the parties have caused this Third Amendment to the Common Security and Account Agreement to be duly executed and delivered as of the day and year first above written.

SOCIÉTÉ GÉNÉRALE,
as Intercreditor Agent, on its own behalf and on behalf of the Intercreditor Parties, solely for purposes of consenting to the Security Trustee’s execution of the amendment pursuant to Section 7.2(a)(i) of the Common Security and Account Agreement

By:	/s/ Ellen Turkel
Name: Ellen Turkel
Title: Director

SIGNATURE PAGE TO THIRD AMENDMENT TO CCH A&R COMMON SECURITY AND ACCOUNT AGREEMENT